Exhibit 99.1

JOINT FILING AGREEMENT

Pursuant to Rule 13(d)-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, each  of the undersigned acknowledges and agrees that the foregoing statement on Schedule 13G is filed on behalf of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of the undersigned without the necessity of filing additional joint acquisition statements.  Each of the undersigned acknowledges that it shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that he or it knows or has reason to believe that such information is inaccurate. This agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

MORGAN STANLEY

Date: March 10, 2020	By:	/s/ Stefanie Chang Yu
	Name:	Stefanie Chang Yu
	Title:	Authorized Person

MS HOLDINGS INCORPORATED

Date: March 10, 2020	By:	/s/ Christopher H. Norris
	Name:	Christopher H. Norris
	Title:	Director and President

MS CREDIT PARTNERS HOLDINGS INC.

Date: March 10, 2020	By:	/s/ Orit Mizrachi
	Name:	Orit Mizrachi
	Title:	Executive Officer